Exhibit 10.2
AN AWARD FOR PERFORMANCE SHARE UNITS (hereinafter the “Units”), representing a number of shares of Nordstrom Common Stock (“Common Stock”) as noted in the 2010 Notice of Award of Performance Share Units (the “Notice”), of Nordstrom, Inc., a Washington Corporation (the “Company”), is hereby granted to the Recipient (“Unit holder”) on the date set forth in the Notice, subject to the terms and conditions of this Agreement. The Units are also subject to the terms, definitions and provisions of the Nordstrom, Inc. 2004 Equity Incentive Plan (the “Plan”) adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s shareholders, which is incorporated in this Agreement. To the extent inconsistent with this Agreement, the terms of the Plan shall govern. Terms not defined herein shall have the meanings as set forth in the Plan. The Compensation Committee of the Board (the “Compensation Committee”) has the discretionary authority to construe and interpret the Plan and this Agreement. All decisions of the Compensation Committee upon any question arising under the Plan or under this Agreement shall be final and binding on all parties. The Award and the Units issued thereunder are subject to the following terms and conditions:
1.	VESTING AND SETTLEMENT OF UNITS

At the end of three fiscal years following the date of the Award (“the Performance Cycle”), Units shall vest and be settled in accordance with the provisions of the Plan as follows:
(a)	Vesting

Each vested Unit is equal in value to one share of Common Stock. Except as set forth in Section 4, Units shall vest at the applicable percentage when the Compensation Committee certifies that (1) the Company’s Total Shareholder Return (TSR) is positive, and (2) its TSR performance relative to the TSR of other companies in the Peer Group exceeds the following corresponding percentile rankings. For purposes of determining the Company’s TSR relative to the TSR of other companies in the Peer Group, the share price of Common Stock, and the share prices of the companies in the Peer Group, are based on the thirty trading day closing price average immediately prior to the start of the Performance Cycle and the thirty trading day closing price average immediately prior to the end of the Performance Cycle.
PSU Vesting %

Positive Nordstrom TSR and Percentile Rank Among Peers	PSU Vesting
> 85%	125%
> 75%	100%
> 65%	85%
> 50%	75%
≤ 50%	0%
While the relative percentile rankings may change during the Performance Cycle based upon mergers, acquisitions, dissolutions and other industry consolidation involving the companies in the Peer Group, the application of the percentile vesting above is applied consistently. Generally, Units will be earned if the Nordstrom TSR for the Performance Cycle is positive and in the top half of performers relative to the other companies in the Peer Group.
(b)	Settlement

Units shall be settled upon vesting, unless the Unit holder has elected to defer the Units into the Executive Deferred Compensation Plan (EDCP) in accordance with its rules. Upon deferral, the vested Units (and their subsequent settlement and payment) shall be governed by the terms and conditions of the EDCP as that Plan may be amended from time to time by the Company.

Unless earlier deferred into the EDCP, the Unit holder shall elect (during a period prior to settlement as prescribed by and in accordance with procedures established by the Company) to settle the Units upon vesting in either one share of Common Stock for each vested Unit, receive an equivalent amount of cash for each vested Unit, or receive a combination of cash and stock. In the event the Unit holder does not or is unable to make such a settlement election, the Units shall be settled in stock. In the event the Units are settled in cash, the amount of cash will be determined on the basis of the closing price of Common Stock on the New York Stock Exchange on the last day of the Performance Cycle.

(c)	Withholding Taxes

No stock certificates or cash will be distributed to the Unit holder, or amounts deferred into the EDCP, unless the Unit holder has made acceptable arrangements to pay any withholding taxes that may be due as a result of the settlement of this Award. These arrangements may include withholding shares of Common Stock that otherwise would be distributed when the Units are settled. The fair market value of the shares required to cover withholding will be applied to the withholding of taxes prior to the Unit holder receiving the remaining shares or the cash value of those shares.

(d)	Restrictions on Resale

The Unit holder agrees not to sell any shares of Common Stock at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as the Unit holder is an employee, consultant or director of the Company or a subsidiary or affiliate of the Company.
2.	ACCEPTANCE OF UNITS

Although the Company may or may not require the Unit holder’s signature upon accepting the Award, the Unit holder remains subject to the terms and conditions of this Agreement.

3.	NONTRANSFERABILITY OF UNITS

The Units may not be sold, pledged, assigned or transferred in any manner except in the event of the Unit holder’s death. In the event of the Unit holder’s death, the Units may be transferred to the person indicated on a valid Nordstrom Beneficiary Designation form, or if no Beneficiary Designation form is on file with the Company, then to the person to whom the Unit holder’s rights have passed by will or the laws of descent and distribution. Except as set forth in Section 4 below, the Units may be settled during the lifetime of the Unit holder only by the Unit holder or by the guardian or legal representative of the Unit holder. The terms of the Award shall be binding upon the executors, administrators, heirs and successors of the Unit holder.

4.	SEPARATION OF EMPLOYMENT

Except as set forth below, Units vest and may only be settled while the Unit holder is an employee of the Company. If the Unit holder’s employment is terminated, the Units shall continue to vest pursuant to the schedule set forth in subparagraph 1(a) above, and the Unit holder or his or her legal representative shall have the right to settlement of the Units after such termination only as follows:
(a)	If the Unit holder dies while employed by the Company, the person named on the Unit holder’s Beneficiary Designation form shall be entitled to settlement of the Units. If no valid Beneficiary Designation form is on file with the Company, then the person to whom the Unit holder’s rights have passed by will or the laws of descent and distribution shall be entitled to settlement of the Units. If the Units were granted at least six months prior to the death of the Unit holder while employed by the Company,
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the Unit holder’s beneficiary shall be entitled to a prorated payment with respect to vested Units based on the period of service during the term of this Agreement. If the Units were granted less than six months prior to death, the Units shall be forfeited as of the date of death with no rights to a prorated payment at settlement.
(b)	If the Unit holder is separated due to his or her disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Units were granted at least six months prior to such separation, and the Unit holder provides Nordstrom Leadership Benefits with reasonable documentation of the Unit holder’s disability, the Unit holder (or his or her beneficiary) shall be entitled to a prorated payment with respect to vested Units based on the period of service during the term of this Agreement. If the Units were granted less than six months prior to separation due to the Unit holder’s disability, the Units shall be forfeited as of the date of separation with no rights to a prorated payment at settlement.

(c)	If the Unit holder is separated due to retirement between the ages of 53 and 57 with 10 years of continuous service to the Company from the most recent hire date, or upon attaining age 58, and the Units were granted at least six months prior to such separation, the Unit holder (or his or her beneficiary) shall be entitled to a prorated payment with respect to vested Units based on the period of service during the term of this Agreement. If the Units were granted less than six months prior to retirement, the Units shall be forfeited as of the date of retirement with no rights to a prorated payment at settlement.

(d)	If the Unit holder’s employment is terminated due to his or her embezzlement or theft of Company funds, defraudation of the Company, violation of Company rules, regulations or policies, or any intentional act that harms the Company, such Units, to the extent not vested and settled as of the date of termination, shall be forfeited as of that date.

(e)	If the Unit holder is separated for any reason other than those set forth in subparagraphs (a), (b), (c) and (d) above, Units, to the extent not vested and settled as of the date of his or her separation, shall be forfeited as of that date.
Notwithstanding anything above to the contrary, if at any time during the term of this Award, the Unit holder directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other capacity, engages or assists any third party in engaging in any business competitive with the Company; divulges any confidential or proprietary information of the Company to a third party who is not authorized by the Company to receive the confidential or proprietary information; or improperly uses any confidential or proprietary information of the Company, then the post-separation proration of Units and settlement rights set forth above shall cease immediately, and all outstanding vested but not settled and unvested portions of the Award shall be forfeited.
5.	TERM OF UNITS

Units not certified by the Compensation Committee as having vested as of the end of the Performance Cycle for which the Units were awarded, shall be forfeited.

6.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

The number and kind of shares of Common Stock subject to this Award shall be appropriately adjusted pursuant to the Plan to reflect any stock dividend, stock split, split-up, extraordinary dividend distribution, or any combination or exchange of shares, however accomplished.

7.	ADDITIONAL UNITS

The Compensation Committee may or may not grant the Unit holder additional Units in the future. Nothing in this Award or any future Award should be construed as suggesting that additional Unit awards to the Unit holder will be forthcoming.

8.	LEAVES OF ABSENCE

For purposes of this Award, the Unit holder’s service does not terminate due to a military leave, a medical leave or another bona fide leave of absence if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But, service terminates when the approved leave ends unless the Unit holder immediately returns to active work.

9.	TAX WITHHOLDING

In the event that the Company determines that it is required to withhold any tax as a result of the settlement of Units, the Unit holder shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements.

10.	RIGHTS AS A SHAREHOLDER

Neither the Unit holder nor the Unit holder’s beneficiary or representative shall have any rights as a shareholder with respect to any Common Stock subject to these Units, unless and until the Units vest and are settled in shares of Common Stock of the Company.

11.	NO RETENTION RIGHTS

Nothing in this Agreement or in the Plan shall give the Unit holder the right to be retained by the Company (or a subsidiary of the Company) as an employee or in any capacity. The Company and its subsidiaries reserve the right to terminate the Unit holder’s service at any time, with or without cause.

12.	CLAWBACK POLICY

The Units, and for the avoidance of doubt, the proceeds (Common Stock or cash) received in connection with the settlement of the Units or subsequent sale of such issued Common Stock, shall be subject to the Clawback Policy adopted by the Company’s Board, which provides as follows:

To the extent permitted by law, if the Board, with the recommendation of the Compensation Committee, determines that any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by a Section 16 executive officer of the Company, and that:
(a)	such compensation was based on the achievement of certain financial results that were subsequently the subject of a material restatement of the Company’s financial statements filed with the Securities and Exchange Commission,

(b)	the Section 16 executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the need for the material restatement, and

(c)	the amount or vesting of the bonus, equity award, equity equivalent or other incentive compensation would have been less had the financial statements been correct, then the Board shall recover from the Section 16 executive officer such compensation (in whole or in part) as it deems appropriate under the circumstances.
In the event the Clawback Policy is deemed unenforceable with respect to the Units, or with respect to the proceeds received in connection with the settlement of the Units or subsequent sale of such issued Common Stock, then the award of Units subject to this Agreement shall be deemed unenforceable due to lack of adequate consideration.
13.	ENTIRE AGREEMENT

The Notice, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

This Agreement may not be modified or amended, except for a unilateral amendment by the Company that does not materially adversely affect the rights of the Unit holder under this Agreement. No party to this Agreement may unilaterally waive any provision hereof, except in writing. Any such modification, amendment or waiver signed by, or binding upon, the Unit holder, shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement.

14.	CHOICE OF LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, as such laws are applied to contracts entered into and performed in such State.

15.	SEVERABILITY

If any provision of this Agreement shall be invalid or unenforceable, such invalidity or
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unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.
16.	CODE SECTION 409A

The Company reserves the right, to the extent the Company deems reasonable or necessary in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or delivery of compensation provided under this Agreement is made in a manner that complies with Section 409A of the Code, together with regulatory guidance issued thereunder.
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